Exhibit 10.6

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into this lst day of January, 2001 (the “EFFECTIVE DATE”), by and between Advanced Cell Technology, Inc., a Delaware corporation with offices located at One Innovation Drive, Worcester, Massachusetts 01605 (“ACT”), and PPL Therapeutics (Scotland) Limited, a company incorporated under the laws of Scotland, registered number 99179; whose registered office is at Roslin, Midlothian, EH 25 9PP, Scotland, UK (“PPL”) (ACT and PPL sometimes hereinafter referred to as the “parties”).  As set forth below, the University of Massachusetts, a public institution of higher education of the Commonwealth of Massachusetts (the “University”), has agreed to certain provisions of this Agreement.

WITNESSETH

WHEREAS, ACT owns or has licensed with a sublicensable interest the PATENT RIGHTS (as defined below); and

WHEREAS, PPL desires to obtain a nonexclusive license from ACT under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

WHEREAS, ACT is willing to grant such a license to PPL upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “PERMITTED TRANSFEREE” means a single legal entity (such as a corporation, partnership, limited liability company or joint venture) in which PPL is a shareholder and has a right to appoint a director to whom this Agreement and the xenotransplantation business of PPL to which this Agreement relates will be transferred.

1.2           “PATENT RIGHTS” means the patents and patent applications identified on Exhibit A attached hereto, all divisionals, continuations and continuations-in-part that derive from the identified patent applications (including from the patent applications for the identified patents), foreign filings related to the foregoing patents and patent applications, and any patents issuing on said applications together with all reissues, reexaminations, extensions and substitutions (or the equivalent) thereof.  The parties agree that Appendix A may be revised from time to time after the EFFECTIVE DATE to reflect changes thereto.

1.3           A “LICENSED PRODUCT” shall mean any product, or part thereof or derived therefrom, the development, manufacture, sale, lease, use or import of which is covered in whole or in part by a VALID CLAIM of the PATENT RIGHTS in the country in which any such product or part thereof is developed, made, used, sold or imported by PPL (or by any third party on PPL’s behalf).  By way of illustration but not limitation, the parties agree that Licensed Products include cloned swine, the progeny of such swine, and organs obtained or derived from cloned swine and the progeny of such cloned swine.

1.4           “NET SALES” shall mean the gross amount of any and all cash payments, royalties, milestone payments, success fees, equity payments and any other consideration of any kind whatsoever which, directly or Indirectly is received by or inures to the benefit of PPL (or by any third party on PPL’s behalf) from any person or entity for the development, manufacture, sale, lease, use or import of LICENSED PRODUCTS less, to the extent applicable, the following:

(a)           discounts allowed;

(b)           sales, tariff duties, use and other taxes directly imposed with reference to particular sales; and

(c)           amounts allowed or credited on returns.

Any such allowed deductions shall be listed on the invoice for the applicable LICENSED PRODUCT.

1.5           “FIELD OF USE” shall mean the cloning of swine for the sole purpose of developing, producing and selling swine and/or swine-derived organs (including organs from the progeny of such swine) (but excluding cells (other than associated immune cells required to induce tolerance of the organs) and tissues) for transplantation of such organs in humans.

1.6           “VALID CLAIM” means a claim of any unexpired United States or foreign patent or patent application within the PATENT RIGHTS which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction.

1.7           “UMASS LICENSE” means the Exclusive License Agreement between ACT and the University, dated April 16,1996, as amended by Amendment to Exclusive License Agreement dated September 1,1997 and Second Amendment to Exclusive License Agreement dated May 31,2000.

1.8           “UMASS PATENT RIGHTS” means PATENT RIGHTS licensed by ACT from the University under the UMASS LICENSE.

1.9           “CONFIDENTIAL INFORMATION” means confidential or proprietary information of ACT or PPL relating to the PATENT RIGHTS or LICENSED PRODUCTS.  CONFIDENTIAL INFORMATION may be in written, graphic, oral or physical form and may include scientific knowledge, know-how, processes, inventions, techniques, formulae, products, business operations, customer requirements, designs, sketches, photographs, drawings, specifications, reports, studies, findings, data, plans or other records, biological materials, and/or software.  CONFIDENTIAL INFORMATION shall not include:

(a)           information which is, or later becomes, generally available to the public through no fault of the recipient;

(b)           information which is provided to the recipient by an independent third party having no obligation to keep the information secret;

(c)           information which the recipient can establish by written documentation was previously known to it; or

(d)           information which the recipient can establish by written documentation was independently developed by it without reference to the CONFIDENTIAL INFORMATION.

The parties agree that the specific terms (but not the overall existence) of this Agreement shall be considered CONFIDENTIAL INFORMATION; provided, however, that the parties may disclose the terms of this Agreement to investors or potential investors and in any prospectus, offering, memorandum, or other document or filing required by applicable security laws or other applicable law or regulation.  The parties may also disclose CONFIDENTIAL INFORMATION that is required to be disclosed to comply with applicable law or court order, provided that the recipient gives reasonable prior written notice of the required disclosure to the discloser and reasonably cooperates with the discloser’s efforts to prevent such disclosure.

ARTICLE 2 – LICENSE GRANT

2.1           ACT hereby grants to PPL, and PPL accepts, subject to the terms and conditions hereof, a worldwide, nonexclusive license in the FIELD OF USE to use the PATENT RIGHTS to make, have made, use, sell, lease and import LICENSED PRODUCTS.  To the extent this grant includes a sublicense of any UMASS PATENT RIGHTS, such sublicense is subject to the relevant terms of the UMASS LICENSE as it may be amended from time to time.

2.2           Notwithstanding the provisions of Section 13.11, PPL shall have the right to assign this Agreement in its entirety to a PERMITTED TRANSFEREE, provided that in any such assignment:

(a)            the assignment shall expressly prohibit any further assignment or transfer of this Agreement or the rights granted hereunder (including without limitation by sublicense) by the PERMITTED TRANSFEREE under the terms of this Section 2.2 and the assignment agreement shall be subject to the consent of the University, which consent shall be granted or denied in the sole discretion of the University.

(b)           PPL shall consult with ACT and the University, and shall furnish ACT and the University with any proposed assignment agreement with the PERMITTED TRANSFEREE, to permit ACT and the University to engage in discussions with PPL (and the PERMITTED TRANSFEREE if appropriate) regarding the form and substance of the assignment agreement.  Upon execution of the assignment agreement, PPL shall promptly provide ACT and the University with a fully executed copy of the agreement, which shall be deemed CONFIDENTIAL INFORMATION subject to the provisions of Article 10 of this Agreement.

(c)           Upon such assignment, PPL’s rights and obligations under this Agreement shall cease, and the PERMITTED TRANSFEREE shall be substituted for PPL in all respects under the terms of this Agreement.

2.3           The license “to have made” granted in Section 2.1 means only that PPL may contract with a third party or parties to develop, manufacture or sell LICENSED PRODUCTS on behalf of PPL.

2.4           Promptly following execution of this Agreement, ACT shall provide PPL with all information and data relating to the PATENT RIGHTS and as may be reasonably necessary to allow PPL to exploit the license granted hereunder.

2.5           To the extent the University, the federal government or any other parties have rights in the PATENT RIGHTS pursuant to Article 2 of the UMASS LICENSE, the License granted hereunder is subject to such rights.

2.6           PPL acknowledges that a portion of the PATENT RIGHTS licensed to PPL hereunder is owned by the University and is licensed to ACT under the UMASS LICENSE.  PPL acknowledges, understands and agrees that in the event the UMASS LICENSE is terminated for any reason pursuant to the provisions of the UMASS LICENSE, this Agreement shall automatically be assigned to the University and PPL will thereafter make any payments due to ACT under this Agreement directly to the University.  Further, promptly following such termination, PPL and the University will enter into a direct license agreement reflecting the applicable terms of this Agreement and the UMASS LICENSE.

ARTICLE 3 - DUE DILIGENCE

3.1           PPL shall use commercially reasonable and diligent efforts to bring one or more LICENSED PRODUCTS to market through an active and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS throughout the life of this Agreement.  Without limiting the generality of the foregoing, PPL shall, at its expense and for a period of two years from the date hereof, undertake product development and other activities intended to enhance and further commercialize the PATENT RIGHTS in the FIELD OF USE.

3.2           PPL shall maintain complete and accurate records of LICENSED PRODUCTS that are made, used, sold, leased or imported by PPL (or by any third party on behalf of PPL) under this Agreement.  Not later than May lst of each year following the year concluding on the first anniversary of the EFFECTIVE DATE, PPL shall furnish ACT with a summary report on the progress of its efforts during the prior year to develop and commercialize LICENSED PRODUCTS, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts (including LICENSED PRODUCTS made, used, sold or imported) and sales figures, provided that such reports shall be deemed confidential information subject to the provisions of Article 10 of this Agreement.

ARTICLE 4 - CONSIDERATION

4.1           Initial Payment. PPL shall pay to ACT an initial License Fee of FIFTY THOUSAND DOLLARS ($50,000), one hundred percent (100%) of which payment shall be deemed earned and shall be due and payable on or before January 21, 2002. Except as provided in Section 9.3, the License Fee is not refundable and is not creditable against other payments due to ACT under this Agreement.

4.2           Milestone Payments. PPL shall pay ACT a milestone payment of $1,000,000 upon the first market approval by the U.S. Food and Drug Administration (or foreign equivalent) of a LICENSED PRODUCT in the FIELD OF USE.  The milestone payment is nonrefundable and is not creditable against any other payments due to ACT under this Agreement.  The milestone payment shall be due and payable within thirty (30) days after the issuance or grant of the market approval described above.

4.3           Royalties and other Consideration. (a) In partial consideration of the license granted to PPL from ACT in Article 2 of this Agreement, PPL shall pay to ACT a royalty equal to 2% of the Net Sales of all LICENSED PRODUCTS developed, made, used, sold, leased or imported by PPL (or by any third party on PPL’s behalf) or any customer of PPL, provided, however, that in the event that PPL is legally required to make royalty payments to one or more third parties (other than to an affiliated or related company) in order to make, use, sell, lease or import LICENSED PRODUCTS, the royalty payment shall be decreased by one-quarter of one percent (0.25%) for each one percent (1%) of actual royalty payments made to third parties under such required licenses, but in no event shall such royalty payment due to ACT be reduced below 1.5%.  (b) No multiple royalties shall be payable because any LICENSED PRODUCT, its manufacture, use, sale, lease or import are or shall be covered by more than one patent or patent application within the PATENT RIGHTS. (c) The obligation of PPL to pay royalties on sales of LICENSED PRODUCTS covered by a VALID CLAIM of the PATENT RIGHTS shall terminate on a country-by-country basis concurrently with the expiration or termination of the last applicable VALID CLAIM within the PATENT RIGHTS in the country in which the LICENSED PRODUCT is manufactured, used, sold, leased, used or imported.

4.4           Assignment Proceeds. PPL shall pay to ACT three percent (3%) of the the gross amount of any and all consideration of any kind whatsoever, including, without limitation, cash or equity payments (the “Assignment Proceeds”) which, directly or indirectly, is received by or inures to the benefit of PPL in connection with the assignment of this Agreement to a PERMITTED TRANSFEREE; provided, however, that if said assignment is to a PERMITTED TRANSFEREE that is controlled by PPL, PPL shall have no obligation to pay to ACT any of the ASSIGNMENT PROCEEDS.  For purposes of this paragraph, the term “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

4.5           All payments due hereunder shall be paid in fall without deduction of (i.e., net of) any VAT or other taxes or other fees which may be imposed by any government and which shall be paid by PPL.

4.6           All payments due hereunder shall be paid by PPL to ACT in United States dollars.  If any currency conversion shall be required in connection with the payment of royalties or other amounts due hereunder, such conversion shall be at the rate of conversion reported in the Wall Street Journal on the last working day of the calendar quarter to which the payment relates.

4.7           PPL shall pay ACT interest on any overdue amounts at the rate of eighteen percent (18%) per annum, or the maximum rate allowed under applicable law, whichever is higher, from the date when such payment should have been made pursuant to Section 4.1, 4.2, 4.3, 4.4 or 5.3, as applicable.

ARTICLE 5 - REPORTS AND RECORDS

5.1           PPL shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to ACT hereunder.  Said books of account shall be kept at PPL’s principal place of business or at such other location as may be agreed upon by the parties.  Said books and the supporting data shall be open upon reasonable advance notice (and no more frequently than once per calendar year) for three (3) years following the end of the calendar year to which they pertain, to the inspection of ACT or its agents for the purpose of verifying PPL’s royalty statement or compliance in other respects with this Agreement.  If any such audit discloses an error in any payment to ACT, PPL shall (without limiting ACT’s other remedies with respect thereto) pay to ACT, within thirty (30) days of the discovery of the error, (a) all deficiencies in such payments, (b) interest on such deficiencies from the date such payment was due until the date paid at the rate equal to one and one-half percent (1 1/2%) per month, and (c) if such error is in excess of ten percent (10%) of any payment, the cost of the audit.  In all other cases, the costs of the audit shall be paid for by ACT.

5.2           After the first commercial sale of a LICENSED PRODUCT by PPL (or by any third party on PPL’s behalf), PPL, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to ACT a true and accurate report, giving such particulars of the business conducted by PPL during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  Each such report shall include at least the following:

(a)           number(s) and type(s) of LICENSED PRODUCTS manufactured, sold, leased, used or imported by PPL (or by third parties on PPL’s behalf);

(b)           total billings and consideration received for LICENSED PRODUCTS developed, manufactured, sold, leased, used or imported by PPL (or by third parties on PPL’s behalf);

(c)           deductions applicable as provided in Paragraph 1.4;

(d)           names and addresses of third party subcontractors of PPL.

5.3           With each such report submitted, PPL shall pay to ACT the royalties and other payments due and payable under this Agreement.  If no royalties or other payments shall be due, PPL shall so report.

ARTICLE 6 - PATENT PROSECUTION

ACT shall be solely responsible for the continued prosecution of pending patent applications included in the PATENT RIGHTS and the issuance of such applications after allowance.  Additionally, ACT shall pay all government Fees in any given country required to maintain the PATENT RIGHTS, and shall submit evidence to PPL upon request that such fees have been timely paid.  The prosecution, filing and maintenance of all patents and applications included in the PATENT RIGHTS shall be the sole responsibility of ACT.

ARTICLE 7 - PROSECUTION OF INFRINGERS

 AND DEFENSE OF PATENT RIGHTS

The parties agree to notify each other in writing of any actual or threatened infringement by a third party of PATENT RIGHTS or of any claim of invalidity, unenforceability, or non-infringement of the PATENT RIGHTS.  ACT shall have the sole responsibility to prosecute or defend such claims, as applicable.  PPL shall if requested provide reasonable assistance to ACT, at ACT’s expense, in connection with the prosecution or defense of such claims; provided, however, that PPL shall have no obligation to provide such assistance if it providing such assistance would breach the enforceable terms of the June 2, 1998 License Agreement between PPL and the Roslin Institute.

ARTICLE 8 - INDEMNIFICATION,

 LIMITATION OF LIABILITY AND INSURANCE

8.1           PPL shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless ACT and the University and their trustees, directors, officers, employees and affiliates against all liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property resulting from the development, import, production, manufacture, sale, use, lease, performance, consumption or advertisement of the LICENSED PRODUCT(s) or arising from any obligation, act or omission, or from a breach of any representation or warranty of PPL hereunder, excepting only claims that the PATENT RIGHTS infringe third party intellectual property rights or claims that result from any material breach by ACT of this Agreement.  Any indemnification obligations set forth in this Agreement shall be subject to the following conditions: (i) the indemnified party shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification is sought; (ii) the indemnifying party shall have control of the defense or settlement, provided that the indemnified party shall have the right (but not the obligation) to participate in such defense or settlement with counsel at its selection and at its sole expense; and (iii) the indemnified party shall reasonably cooperate with the defense, at the indemnifying party’s expense.

8.2           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ACT, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ACT THAT THE PRACTICE BY PPL OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  IN NO EVENT SHALL ACT, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER ACT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

8.3           PPL agrees to maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the indemnified parties.  PPL shall continue to maintain such insurance or self-insurance during the term of this Agreement and after the expiration or termination of this Agreement for a period of five (5) years.

ARTICLE 9 – TERMINATION

9.1           This Agreement shall be effective on the EFFECTIVE DATE and shall extend ten (10) years or until the expiration of the last to expire of the PATENT RIGHTS, whichever is later, unless sooner terminated as provided in this Article 9.

9.2           ACT may terminate this Agreement and the rights, privileges and license granted hereunder by written notice upon a breach or default of this Agreement by PPL, as follows:

(i)            non-payment of any amounts due which is not cured within ten (10) days of receipt of written notice of such non-payment; or

(ii)           breach of any obligation which is not cured within thirty (30) days of a written request to remedy such breach, or if the breach cannot be cured within said thirty (30) day period, failure of PPL within said thirty (30) day period to proceed with reasonable promptness thereafter to cure the breach; or

(iii)          bankruptcy, appointment of a receiver, or involvement in any other insolvency proceeding.

Such termination shall become automatically effective unless PPL shall have cured any such material breach or default prior to the expiration of the applicable cure period.

9.3           PPL shall have the right to terminate this Agreement immediately by written notice to ACT in the event that the University denies PPL’s request for the University’s consent to the transfer or assignment of this Agreement to a PERMITTED TRANSFEREE pursuant to Section 2.2 hereof.  Upon termination of this Agreement by PPL pursuant to this Section 9.3, ACT shall refund to PPL, within thirty (30) days of ACT’s receipt of said notice of termination, the initial License Fee of FIFTY THOUSAND DOLLARS ($50,000) paid to ACT by PPL pursuant to Section 4.1 hereof.

9.4           PPL shall have the right to terminate this Agreement at any time on six (6) months’ prior notice to ACT, and upon payment of all amounts due ACT through the effective date of the termination.

9.5           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles/Sections 1, 5.1, 8, 9.4, 10 and 12, and any other Sections or provisions which by their nature are intended to survive termination, shall survive any such termination.

ARTICLE 10 - CONFIDENTIALITY

During the course of this Agreement, ACT and PPL may provide each other with CONFIDENTIAL INFORMATION.  CONFIDENTIAL INFORMATION may be disclosed in oral, visual or written form, and includes such information that is designated in writing as such by the discloser at the time of disclosure, orally disclosed information that is designated in writing as confidential within 30 days after such oral disclosure, or information which, under all of the given circumstances ought reasonably be treated as CONFIDENTIAL INFORMATION of the disclosing party.  ACT and PPL each intend to maintain the confidential or trade secret status of their CONFIDENTIAL INFORMATION.  Each shall exercise reasonable care to protect the CONFIDENTIAL INFORMATION of the other from disclosure to third parties; no such disclosure shall be made without the other’s written permission.  Upon termination or expiration of this Agreement, ACT and/or PPL shall comply with the other’s written request to return all CONFIDENTIAL INFORMATION that is in written or tangible form.  Except as expressly provided herein, neither ACT nor PPL is granted any license to use the other’s CONFIDENTIAL

INFORMATION.  The obligations of ACT and PPL under this Article 10 shall survive any expiration or termination of this Agreement.

ARTICLE 11 - PAYMENTS, NOTICES, AND OTHER COMMUNICATIONS

Any payment, notice or other communication required or otherwise given pursuant to this Agreement shall be in writing and sent by certified first class mail, return receipt requested, postage prepaid, or by nationally recognized overnight carrier addressed to the parties at the following addresses or such other addresses as such party furnishes to the other party in accordance with this paragraph.  Such notices, payments or other communications shall be effective upon receipt.

In the case of ACT:
Advanced Cell Technology, Inc.
One Innovation Drive
Worcester, MA 01605
Attention: Michael D. West, Ph.D., President

With a copy to:

Pierce Atwood
One Monument Square
Portland, ME 04101
Attention: William L. Worden, Esq.
In the case of PPL:

PPL Therapeutics (Scotland) Limited
Roslin
Midlothian
EH 25 9PP
Scotland, UK

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES

12.1         ACT represents and Warrants that it owns or has licensed with a sublicensable interest the PATENT RIGHTS, that it has the full legal right and power to grant the licenses granted hereunder, that this Agreement constitutes the binding legal obligation of ACT, enforceable in accordance with its terms, and that the execution and performance of this Agreement by ACT will not violate, contravene or conflict with any other agreement to which ACT is a party or by which it is bound or with any law, rule or regulation applicable to ACT.

12.2         PPL represents and warrants that it has full corporate power and authority to enter into this Agreement, that this Agreement constitutes the binding legal obligation of PPL, enforceable in accordance with its terms, and that the execution and performance of this

Agreement by PPL will not violate, contravene or conflict with any other agreement to which PPL is a party or by which it is bound or with any law, rule or regulation applicable to PPL, and that any permits, consents or approvals necessary or appropriate for PPL to enter into this Agreement have been obtained.

12.3         This Section 12 shall survive expiration or termination of this Agreement.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1         PPL shall comply with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale, lease and import of LICENSED PRODUCTS.  Without limiting the generality of the foregoing, PPL agrees to comply with the following:

(a)           PPL shall obtain all necessary approvals from the FDA and any similar governmental authorities of any foreign jurisdiction in which PPL intends to make, use, sell, lease or import LICENSED PRODUCTS.

(b)           PPL shall comply with any and all applicable local, state, federal and international laws and regulations relating to the LICENSED PRODUCTS and the PATENT RIGHTS, including without limitation all export or import regulations and rules now in effect or as may be issued from time to time by any governmental authority which has jurisdiction relating to the export of LICENSED PRODUCTS and any technology relating thereto (including all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries).  PPL hereby gives written assurance that it will comply will all such laws and regulations, that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify, defend, and hold ACT and the University harmless (in accordance with Section 8.1 of Article 8 hereof) for the consequences of any such violation.

(c)           To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the United States Government, and only to the extent required by applicable laws and regulations, PPL agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories.  Current law provides that if domestic manufacturer is not commercially feasible under the circumstances, ACT and/or the University may seek a waiver of this requirement from the relevant federal agency on behalf of PPL and, upon PPL’S request, shall cooperate with PPL in seeking such a waiver.

13.2         PPL shall not create or incur or cause to be incurred or to exist any lien.

13.9         The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

13.10       The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

13.11       This Agreement may not be assigned by either party without the prior written consent of the other party, except that either party may assign this Agreement to an affiliate or to a successor in connection with a merger or consolidation, or the sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that any assignment by PPL pursuant to this Section 13.11 shall be subject to the consent of the University, which consent shall be granted or denied at the sole discretion of the University.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the EFFECTIVE DATE set forth above.

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Jose Cibelli
Printed Name:	Jose Cibelli
Title:	VP - RESEARCH

PPL THERAPEUTICS (SCOTLAND) LIMITED

By:	/s/ Alan Colman
Printed Name:	ALAN COLMAN
Title:	RESEARCH DIRECTOR

CONSENT AND AGREEMENT

For value received, the University hereby consents to the sublicense by ACT to PPL of the UMASS PATENT RIGHTS in accordance with the terms of this Agreement.

THE UNIVERSITY OF MASSACHUSETTS

By:	/s/ Thomas Chmura
Printed Name:	Thomas Chmura
Title:	Vice President, Economic Development
Date:

By:	/s/ Joseph F.X. McGuirl
Printed Name:	Joseph F.X. McGuirl
Title:	Executive Director, Office
of Commercial Ventures
and Intellectual Property
Date: